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A Letter from Our CEO to Our Shareholders

Dear Valued Shareholder,

As we approach this year’s Annual General Meeting, it seems like an appropriate time to reflect on the past year and to share some of our progress as we move forward in 2021. During 2020, our nation faced unprecedented challenges including a pandemic, racial and political unrest, and economic turmoil. Through it all, your board of directors, the management team, and all First United Bank & Trust associates demonstrated resilience, adaptability, and above all compassion for each other, our clients, and our communities.

Supporting our Stakeholders through COVID-19

Our pandemic response has been led by our management team, with active and ongoing support from our Board.  Protecting the health, safety, and financial well-being of our associates and customers was and continues to be, our goal as we continue to deal with COVID-19 in 2021. Included in this proxy statement is a detailed section describing how we have assisted our stakeholders, clients, and associates. We strongly believe that supporting the recovery of the communities we serve is paramount to the financial strength of our Company. For example, our participation in the Paycheck Protection Program (PPP) in 2020 resulted in protecting over 17,600 local jobs, and during 2020 we modified the terms of approximately 650 loans totaling over $260 million for both businesses and individuals. We have heard from numerous business owners, accountants, and individuals that the expertise and knowledge our associates provided and the compassion and care that our associates offered during these challenging times was unparalleled. With the government recently announcing the CARES Act 2, we continue to support our stakeholders on these many fronts so that we can all emerge from this time stronger than before.

Business Strategy - Delivering Solid Financial Results

Even amidst a healthcare crisis, we have continued to deliver strong financial results while conservatively providing for the uncertainties of the impact on our economy and clients. Our bank assets topped $1.7 billion, fueled by our PPP participation; trust assets exceeded $1.3 billion; and our pre-tax, pre-provision net income for 2020 topped $23.2 million. We conservatively added $5.4 million to our allowance for loan losses through September 30, 2020, and exercised strong liquidity and capital management. As a result of this strong financial performance, we have maintained our dividend, resulting in a dividend yield of 3.35% based on our December 31, 2020 closing price of $15.50 per share. While the share price experienced volatility throughout 2020, consistent with the banking industry, our long-term total shareholder return has continued to outperform the market, and our peer group, as can be seen in the chart which is included in this letter.

Strengthening our Board and Governance Profile

Led by our Board of Directors, we continue to enhance and strengthen our governance. During 2020, long-term directors, Robert W. Kurtz and Elaine L. McDonald retired from the Board with our gratitude and best wishes. We then continued to bring additional talent and perspectives to the Board through our ongoing board refreshment program. In July of 2020, we welcomed Patricia Milon to our Board. Patricia brings regulatory and risk management expertise, and currently serves on our Nominating and Corporate Governance Committee, Compensation Committee, as well as the Risk and Compliance Committee. Additionally, in January, we announced the appointments of Sanu Chadha and Christy DiPietro to the Board. Sanu will contribute expertise in strategic process and technology solutions, project management, process improvement, data analytics, and cloud solutions.  As the Managing Partner of a consulting company she co-founded, which serves private and government clients both domestically and internationally, she also possesses in-depth small business knowledge, an area of specific focus for First United.  Christy, a Chartered Financial Analyst, brings past investment experience managing a $2.3 billion institutional fund and participating in fixed income research and analysis. Her experience and expertise in wealth management will complement the financial expertise of our Board.  Over the next few years, we expect our Board refreshment program will result in the strategic evolution of our Board, and we are actively and regularly reviewing potential future candidates.

Our Board formalized two important policies last year. Our Nominating and Governance Committee introduced a Board Diversity policy under which the Board will seek to review candidates from a diverse set of backgrounds. This policy ensures director candidates are diverse across a number of dimensions, including race, ethnicity, and gender. Our Board also formalized the Independent Lead Director role, in which John McCullough currently serves.

Finally, the Board intends to ask shareholders at the 2021 annual meeting to approve a proposal to declassify the Board of Directors over a period of three years. In addition, the Board has put forth proposals to implement a majority vote standard, and to provide for proxy access in the election of directors. These decisions were based on the Board’s evaluation of the Company’s corporate governance practices, feedback from our investors, market views on best-in-class governance practices, and the preferences of leading proxy advisors.  The Board believes that taking these actions underscores the Board’s deep commitment to be accountable to our shareholders, and the Board strongly encourages shareholders to support these proposals at the 2021 annual meeting.

Looking Forward

The world around us has changed significantly over the past year. However, through the dedication and perseverance of our associates as well as the leadership of our management team and Board of Directors, we have not only adapted but we have learned, grown, and in some cases, embraced new and more efficient ways to provide financial solutions to our clients. Above all, we believe that 2020 proved the essential role that our bank plays in our community and for our customers. As we strategically plan for and reimagine the future of community banking, we remain confident in our leadership, our strategy, and the direction of our Company. As we proceed through 2021, we will continue to invest in serving our customers and our communities, which we believe will provide compelling returns for you, our shareholders.

Very truly yours,

Carissa L. Rodeheaver

Chairman, CEO and President

First United Corporation

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